Exhibit 99.1

For information, contact:

Media—Susan Moore (713) 309-4645

Investors—Doug Pike (713) 309-7141

Lyondell Reports Second Quarter 2003 Results

•	Equistar’s raw material advantage boosts results.
•	Customer inventory reductions weaken chemical and plastics demand while crude oil and natural gas prices remain high.
•	LCR achieves record crude processing rates.
•	Lyondell and Equistar maintain significant liquidity.

HOUSTON, July 24, 2003 – Lyondell Chemical Company (NYSE:LYO) today announced a net loss for the second quarter of $68 million or 43 cents per share. This compares to net income of $2 million or 2 cents per share for the second quarter of 2002, and net loss of $113 million or 70 cents per share in the first quarter of 2003.

Lyondell Earnings Summary

	2Q2003	2Q2002	1Q2003	1st Six Months 2003	1st Six Months 2002
	Millions of dollars except per share amounts
Sales and other operating revenues	$913	$843	$989	$1,902	$1,517
Net income (loss)	(68)	2	(113)	(181)	(53)
Basic and diluted net income (loss) per share (a)	(0.43)	0.02	(0.70)	(1.13)	(0.45)
Weighted average shares outstanding (millions) (a)	161.0	117.6	160.4	160.7	117.6

(a)	Lyondell sold 8.28 million shares of common stock on July 1, 2002 in a public offering and issued 34 million shares of Series B common stock to Occidental on August 22, 2002 in connection with the purchase of Occidental’s 29.5% interest in Equistar. Lyondell paid a dividend to Occidental on June 30, 2003 by issuing 543,947 shares of Series B common stock to Occidental in lieu of a dividend payment in cash.

Compared to the second quarter of last year, the net loss increased primarily as a result of reduced profitability of the Intermediate Chemicals and Derivatives (IC&D) segment, largely from a combination of the expiration of a significant MTBE contract at the end of 2002 and lower MTBE market margins. Compared to the first quarter of this year, the key factor that contributed to the improved results was higher Equistar ethylene margins, particularly for ethylene produced from liquid raw materials (see Note 1). This raw material advantage was largely responsible for an improvement of approximately $100 million in Equistar’s net income. During the second quarter 2003, financings and restructuring costs reduced net income by $14 million or 9 cents per share. The year-to-date 2003 net loss increased to $181 million or $1.13 per share compared to a net loss of $53 million or 45 cents per share for the prior year-to-date period, primarily as a result of lower MTBE performance in IC&D and higher losses from the Company’s Equistar ownership.

Supplemental Financial Data—Lyondell and Proportionate Share of Ventures

	2Q2003	2Q2002	1Q2003	1st Six Months 2003	1st Six Months 2002
	Millions of dollars
Proportionate sales and other operating revenues (a)	$2,571	$1,942	$2,841	$5,412	$3,517
Proportionate EBITDA (b)	161	217	78	239	356

(a)	Includes revenues from sales to affiliates. See page 8 for components of proportionate share of sales and other operating revenues.
(b)	See reconciliation of net income (loss) to proportionate EBITDA on page 9 and Lyondell’s income statement information on page 10.

“Results during the quarter showed improvement when compared to the past two quarters, but were below the level that we anticipated when we entered the quarter,” said Lyondell President and CEO Dan F. Smith. “Nonetheless, our continued focus on cash and liquidity allowed us to finish the second quarter with liquidity at Lyondell and Equistar at similar levels to those at the beginning of the year.”

“Equistar’s Gulf Coast olefin plants that can consume liquid raw materials demonstrated their differential cost advantage despite crude oil prices remaining stubbornly high, averaging close to $30 per barrel for the second quarter. This advantage was partially offset by depressed volumes in Equistar’s products and across the chemical industry, caused by post-Iraq war inventory reductions, the impact of SARS, and generally poor economic conditions. In our 100%-owned IC&D segment, propylene oxide and derivatives performed as expected, realizing a series of price increases in April; but the MTBE business did not improve significantly. LYONDELL-CITGO Refining (LCR) continued to have excellent operating performance and strong cash distributions.”

OUTLOOK

During the second quarter, product shipments in general demonstrated a slow but steady improvement, and thus far this trend has continued into the third quarter. The Company expects Equistar to continue to benefit from its liquid raw material advantage although to a somewhat reduced degree. IC&D has benefited from lower raw material costs thus far in the third quarter. The Company expects LCR’s performance to continue to be strong, assuming sustained deliveries of contract crude oil volumes.

“Third quarter performance will be largely dependent on the pace of global economic recovery,” Smith said. “Under a scenario of moderate economic recovery and improved global stability, we would expect both Lyondell and Equistar to benefit from strengthening volumes and moderating raw material prices. However, industry operating rates remain depressed and, therefore, it will be difficult to achieve and sustain margin improvements in the near term. The potential for continued raw material cost volatility represents an uncertainty for Equistar, but we believe that the fundamentals will continue to favor Equistar’s liquid-based olefins position.”

LYONDELL AND JOINT VENTURES

Lyondell’s operations comprise: Lyondell’s IC&D segment; Equistar, a joint venture with Millennium Chemicals Inc.; and LCR, a joint venture with CITGO Petroleum Corp.

Lyondell’s Intermediate Chemicals & Derivatives (IC&D) Segment—The IC&D segment includes propylene oxide (PO) and derivatives, MTBE, methanol, styrene and toluene di-isocyanate (TDI).

IC&D Financial Overview

	2Q2003	2Q2002	1Q2003	1st Six Months 2003	1st Six Months 2002
	Millions of dollars
Sales and other operating revenues	$913	$843	$989	$1,902	$1,517
Operating income (loss) (a)	(6)	65	(18)	(24)	103
EBITDA(a)	48	120	53	101	215

(a)	See reconciliation of Lyondell net income (loss) to EBITDA on page 9 and Lyondell IC&D operating income (loss) and net income (loss) on page 10.

For IC&D, the second quarter 2003 included costs of $5 million related to financing activities.

2Q03 vs. 2Q02—Reduced profitability of MTBE accounted for the majority of the decrease in operating income versus the second quarter of 2002. The lower MTBE profitability resulted from a combination of the expiration of a favorable contract with BP at the end of 2002, higher raw material and utility costs related to high U.S. natural gas prices, and weak MTBE market conditions partially related to reduced demand in California. IC&D operating income was also impacted by increased operating costs, largely due to the new BDO-2 plant. Overall volumes for PO and derivatives, as well as TDI, were relatively unchanged versus the year ago period. Styrene profitability was relatively unchanged.

2Q03 vs. 1Q03—Compared to the first quarter of 2003, IC&D’s operating loss improved by $12 million based on improved business results. PO and derivatives realized higher prices and margins in the second quarter but, as expected, this was offset by lower volumes driven by a seasonal decline in deicers and temporary shifts in demand patterns resulting from April 2003 price increases. MTBE benefited from increased sales volumes and moderately increased European margins while U.S. margins continued to be soft. Styrene showed moderate margin improvements, which were partially offset by reduced export volumes. However, TDI experienced both lower global sales volumes and lower European prices. Lyondell net income and IC&D EBITDA in first quarter 2003 included an $18 million gain related to the restructuring of the Nihon Oxirane joint venture in Asia.

Equistar Chemicals, LP—Lyondell owns a 70.5 percent interest in Equistar, which consists of the petrochemicals and polymers segments.

Equistar Financial Overview—100% Basis

	2Q2003	2Q2002	1Q2003	1st Six Months 2003	1st Six Months 2002
	Millions of dollars
Sales and other operating revenues(a)	$1,597	$1,462	$1,641	$3,238	$2,598
Operating income (loss)	24	22	(96)	(72)	(53)
Net loss(b)	(49)	(28)	(146)	(195)	(1,207)
EBITDA(b)	80	96	(19)	61	95

(a)	Includes revenues from sales to affiliates.
(b)	See reconciliation of Equistar net loss to EBITDA on page 9.

Equistar’s results in the second quarter 2003 included costs of $19 million related to financing activities.

2Q03 v. 2Q02—Compared to the second quarter of 2002, the current quarter was characterized by higher margins and lower volumes. The margin improvement primarily resulted from ethylene and polyethylene prices which were reported by Chemical Marketing Associates, Inc. (CMAI) to be an average 7 cents to 10 cents per pound higher than in the period a year ago. While purchased raw material prices were significantly higher for both liquid and natural gas-based raw materials in the second quarter of 2003, higher prices realized for Equistar’s co-products produced from processing liquid raw materials offset most of the increase in liquid raw material prices (See Note 2).

CMAI, an industry consultant, estimates that the average cost of producing ethylene across the industry increased by approximately 3.5 cents per pound compared to the second quarter of 2002. However, as a result of Equistar’s flexibility to process liquid raw materials, its equivalent costs only increased by approximately 2 cents per pound.

Offsetting the increased margins were reduced sales volumes of ethylene and derivative products (ethylene, ethylene oxygenates and polyethylene) which, when taken together, were 20 percent below year-ago levels. Polymer sales volumes also were negatively impacted by approximately 85 million pounds of lower polypropylene sales as a result of the first quarter 2003 sale of the Bayport polypropylene unit.

2Q03 v. 1Q03—Compared to the first quarter of 2003, Equistar’s performance improvement was primarily a function of the lower cost of ethylene production at its Gulf Coast liquid-based olefin plants. This raw material advantage was largely responsible for an improvement of approximately $100 million in Equistar’s net income. CMAI estimates that the average cost of producing ethylene across the industry decreased by approximately 5.4 cents per pound compared to the first quarter of 2003. However, as a result of Equistar’s flexibility to process liquid raw materials, its equivalent costs decreased by nearly 8 cents per pound. Complementing this improvement, CMAI estimates that polymer pricing averaged 3 cents per pound higher than the first quarter average price. The positive impacts of the lower ethylene production costs and higher polymer prices were partially offset by significant volume reductions in ethylene and derivatives. Taken as a group, Equistar’s ethylene and derivative products sales volumes were about 13 percent below first quarter 2003 sales levels. As noted above, Equistar’s polymers sales volumes were impacted by the first quarter 2003 sale of the Bayport polypropylene unit.

LYONDELL-CITGO Refining LP (LCR)—Lyondell owns a 58.75 percent interest in LCR, a major refiner of heavy crude oil.

LCR Financial Overview—100% Basis

	2Q2003	2Q2002	1Q2003	1st Six Months 2003	1st Six Months 2002
	Millions of dollars
Sales and other operating revenues(a)	$905	$838	$1,183	$2,088	$1,545
Operating income	67	70	38	105	119
Net income(b)	58	63	28	86	104
EBITDA(b)	96	100	66	162	178

(a)	Includes revenues from sales to affiliates.
(b)	See reconciliation of LCR net income to EBITDA on page 9.

LCR’s second quarter results were reduced by a $6 million restructuring charge related to personnel reductions.

2Q03 v. 2Q02—Compared to the second quarter of 2002, performance at LCR was relatively unchanged. LCR’s total crude processing rate increased by 15,000 barrels per day compared to the second quarter 2002, averaging 274,000 barrels per day. The amount of Venezuelan crude oil processed by LCR under the Crude Supply Agreement (CSA) with PDVSA was 45,000 barrels per day higher than in the second quarter of 2002, averaging 246,000 barrels per day. Offsetting these positives was the negative effect of higher gas costs and lower spot crude volumes.

2Q03 vs. 1Q03—In the first quarter of 2003, results were negatively impacted by a $25 million charge related to the restructuring of LCR’s low sulfur gasoline project. Compared to the first quarter, total crude processing rates increased 28,000 barrels per day and CSA crude processing rates increased 52,000 barrels per day. Lower volumes and margins related to spot crude purchases partially offset the benefit of the higher CSA processing rates.

CONFERENCE CALL

Lyondell will host a conference call today, July 24, 2003, at 11:30 a.m. Eastern Time (ET). Participating on the call will be: Dan Smith, President and CEO; Morris Gelb, Executive Vice President and COO; Kevin DeNicola, Senior Vice President and CFO; and Doug Pike, Director of Investor Relations. The dial-in numbers are 888-385-9734 (U.S – toll free) and 212-547-0409 (international). The passcode is LYONDELL. The call will be broadcast live on the Investor Relations page of the company’s web site at www.lyondell.com/earnings.

A replay of the call will be available from 1:30 p.m. ET July 24 to 5 p.m. ET August 1. The dial-in numbers are 800-925-2380 (U.S) and 402-220-4107 (international). Pass code for each is 5549. Web replay will be available at 1:30 p.m. ET July 24 on the Investor Relations page of the company’s web site at www.lyondell.com/earnings.

Reconciliations of non-GAAP financial measures to GAAP financial measures and any other applicable disclosures, including this earnings release, will be available at 11:30 a.m. ET at www.lyondell.com/earnings.

NOTE 1

“Liquid raw materials” include crude-oil-based liquids such as naphtha, condensates and gas oils. In contrast, “natural gas-based” raw materials include ethane, propane and butane which are sometimes referred to collectively as natural gas liquids (NGL’s). Equistar’s olefins facilities on the Texas Gulf Coast generally have the flexibility to use significant percentages of either liquid or natural gas based raw materials for the production of ethylene.

NOTE 2

The use of liquid raw materials results in the production of co-products such as propylene, butadiene, benzene and toluene. The use of natural gas-based raw materials does not produce significant volumes of these co-product materials.

ABOUT LYONDELL

Lyondell Chemical Company, (www.lyondell.com), headquartered in Houston, Texas, is a leading producer of: propylene oxide (PO); PO derivatives, including toluene diisocyanate (TDI), propylene glycol (PG), butanediol (BDO) and propylene glycol ether (PGE); and styrene monomer and MTBE as co-products of PO production. Through its 70.5% interest in Equistar Chemicals, LP, Lyondell also is one of the largest producers of ethylene, propylene and polyethylene in North America and a leading producer of ethylene oxide, ethylene glycol, high value-added specialty polymers and polymeric powder. Through its 58.75% interest in LYONDELL-CITGO Refining LP, Lyondell is one of the largest refiners in the United States processing extra heavy Venezuelan crude oil to produce gasoline, low sulfur diesel and jet fuel.

FORWARD LOOKING STATEMENTS

The statements in this release relating to matters that are not historical facts are forward-looking statements that are subject to risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to: the cyclical nature of the chemical and refining industries; availability, cost and volatility of raw materials and utilities; governmental regulatory actions and political unrest; global economic conditions; industry production capacity and operating rates; the supply/demand balance for Lyondell’s and its joint ventures’ products; competitive products and pricing pressures; access to capital markets; technological developments and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to Lyondell’s Annual Report on Form 10-K for the year ended December 31, 2002 and Lyondell’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 which will be filed in August 2003.

###

LYONDELL CHEMICAL COMPANY

SELECTED FINANCIAL AND OPERATING INFORMATION (UNAUDITED)

(Millions of dollars)

	Lyondell Chemical Company		Joint Ventures			Lyondell and Proportionate Share of Equity Investments (a)
			Equistar 100%	LCR 100%	LMC 100%
Three months ended June 30, 2003:
Sales and other operating revenues (b)	$913		$1,597	$905	$—	$2,571
SG&A and R&D	53		54	16	—	100
EBITDA	48		80	96	—	161
Depreciation and amortization	61		76	29	—	129
Interest expense, net	99		53	9	—	142
Net loss	(68	)(c)
Capital expenditures	229	(d)(e)	21	13	—	251
Cash dividends	29

Three months ended June 30, 2002:
Sales and other operating revenues (b)	$843		$1,462	$838	$10	$1,942
SG&A and R&D	54		50	14	1	83
EBITDA	120		96	100	(2)	217
Depreciation and amortization	59		74	30	1	108
Interest expense, net	91		50	7	—	116
Net income	2	(c)
Capital expenditures	1	(d)	14	20	—	18
Cash dividends	27

Three months ended March 31, 2003:
Sales and other operating revenues (b)	$989		$1,641	$1,183	$—	$2,841
SG&A and R&D	51		49	12	—	93
EBITDA	53		(19)	66	—	78
Depreciation and amortization	57		78	28	—	126
Interest expense, net	83		49	10	—	123
Net loss	(113	)(c)
Capital expenditures	9	(d)	13	15	—	27
Cash dividends	28

(a)	This column reflects Lyondell’s 100% owned operations and its pro rata share of each joint venture’s operations and is not a presentation in accordance with generally accepted accounting principles. Lyondell had a 41% interest in Equistar Chemicals, LP (“Equistar”) through August 22, 2002 and 70.5% thereafter, a 58.75% interest in LYONDELL-CITGO Refining LP (“LCR”) and, through April 30, 2002, a 75% interest in LMC. As of May 1, 2002, Lyondell Methanol Company, L.P. (“LMC”) is wholly owned by Lyondell and its operations are included in the IC&D business segment.
(b)	Includes revenues from sales to affiliates.
(c)	Includes income (loss) in the joint ventures.
(d)	In addition, Lyondell made contributions to the PO-11 joint venture and the U.S. PO joint venture of $27 million, $10 million and $30 million in the three-month periods ended June 30, 2003, June 30, 2002 and March 31, 2003, respectively.
(e)	Capital expenditures of $229 million for the three months ended June 30, 2003 include Lyondell’s purchase of the BDO-2 facility from the lessor.

LYONDELL CHEMICAL COMPANY

SELECTED FINANCIAL AND OPERATING INFORMATION (UNAUDITED)

(Millions of dollars)

RECONCILIATION OF NET INCOME (LOSS) TO EBITDA

	For the three months ended			For the six months ended
	June 30,		March 31,	June 30,
	2003	2002	2003	2003	2002
LYONDELL

Net income (loss)	$(68)	$2	$(113)	$(181)	$(53)
Add:
Benefit from income taxes	(39)	—	(55)	(94)	(18)
Interest expense, net	99	91	83	182	182
Depreciation and amortization	61	59	57	118	115
Loss from equity investment in Equistar	32	5	100	132	50
Income from equity investment in LCR	(37)	(39)	(19)	(56)	(66)
Loss from equity investment in LMC	—	2	—	—	5

IC&D EBITDA	$48	$120	$53	$101	$215

EQUISTAR

Net loss	$(49)	$(28)	$(146)	$(195)	$(1,207)
Add:
Depreciation and amortization	76	74	78	154	147
Interest expense, net	53	50	49	102	102
Cumulative effect of accounting change	—	—	—	—	1,053

EBITDA	$80	$96	$(19)	$61	$95

Lyondell Proportionate Share (a)	$57	$39	$(13)	$43	$39

LCR

Net income	$58	$63	$28	$86	$104
Add:
Depreciation and amortization	29	30	28	57	59
Interest expense	9	7	10	19	15

EBITDA	$96	$100	$66	$162	$178

Lyondell Proportionate Share—58.75%	$56	$59	$39	$95	$105

EBITDA—Lyondell and Proportionate Share of Equity Investments

IC&D EBITDA	$48	$120	$53	$101	$215
Lyondell share of Equistar EBITDA (a)	57	39	(13)	43	39
Lyondell 58.75% share of LCR EBITDA	56	59	39	95	105
Lyondell share of LMC EBITDA through April 30, 2002	—	(1)	—	—	(3)

Lyondell and Proportionate Share of Equity Investments	$161	$217	$78	$239	$356

(a)	Lyondell has a 70.5% interest in Equistar. Prior to August 22, 2002, it had a 41% interest.

LYONDELL CHEMICAL COMPANY

SELECTED FINANCIAL AND OPERATING INFORMATION (UNAUDITED)

	For the three months ended			For the six months ended
	June 30,		March 31, 2003	June 30,
	2003	2002		2003	2002
INCOME STATEMENT INFORMATION	(Millions of dollars, except per share data)
Sales and other operating revenues	$913	$843	$989	$1,902	$1,517
Operating costs and expenses:
Cost of sales	866	724	956	1,822	1,313
Selling, general and administrative expenses	45	46	42	87	86
Research and development	8	8	9	17	15

Operating income (loss)	(6)	65	(18)	(24)	103
Loss from equity investment in Equistar (a) (b)	(32)	(5)	(100)	(132)	(50)
Income from equity investment in LCR	37	39	19	56	66
Loss from other equity investments	(4)	(2)	(2)	(6)	(5)
Interest expense, net	(99)	(91)	(83)	(182)	(182)
Other income (expense), net	(3)	(4)	16	13	(3)

Income (loss) before income taxes	(107)	2	(168)	(275)	(71)
Benefit from income taxes	(39)	—	(55)	(94)	(18)

Net income (loss) (a)	$(68)	$2	$(113)	$(181)	$(53)

Basic and diluted income (loss) per share:
Net income (loss) (a)	$(0.43)	$0.02	$(0.70)	$(1.13)	$(0.45)

Shares (in thousands) (c) :
Basic	161,023	117,565	160,419	160,722	117,565

Diluted	161,023	118,329	160,419	160,722	117,565

INTERMEDIATE CHEMICALS AND DERIVATIVES SEGMENT SELECTED OPERATING INFORMATION
Sales Volumes (millions)
PO and derivatives (pounds) (d)	744	732	899	1,643	1,517
Co-products:
Styrene monomer (pounds)	780	864	869	1,649	1,650
MTBE and other TBA derivatives (gallons)	322	329	257	579	596

(a)	As of January 1, 2002, Lyondell’s 41% share of Equistar’s $1.1 billion charge for the write-off of goodwill, or $432 million, was offset by Lyondell’s write-off of a portion of the excess of its underlying equity in Equistar’s net assets over its investment in Equistar.
(b)	Lyondell has a 70.5% interest in Equistar. Prior to August 22, 2002, it had a 41% interest.
(c)	Lyondell sold 8,280,000 shares of common stock on July 1, 2002 and issued 34,000,000 shares of Series B common stock to Occidental on August 22, 2002. Lyondell paid a dividend to Occidental on June 30, 2003 by issuing 543,947 shares of Series B common stock in lieu of a dividend payment in cash.
(d)	Includes propylene oxide (“PO”), PO derivatives and isocyanates.

LYONDELL CHEMICAL COMPANY

SELECTED FINANCIAL INFORMATION (UNAUDITED)

(Millions of dollars)

	For the six months ended June 30,
CASH FLOW INFORMATION	2003	2002
Net loss	$(181)	$(53)
Adjustments:
Depreciation and amortization	118	115
Loss from equity investments	138	55
Distributions from affiliates less than earnings	—	(15)
Gain on sale of investment	(18)	—
Deferred income taxes	(92)	16
Accounts receivable	(4)	23
Inventories	(14)	11
Accounts payable	34	(2)
Other assets and liabilities, net	47	55

Net cash provided by operating activities	28	205

Expenditures for property, plant and equipment	(238)	(12)
Distributions from affiliates in excess of earnings	102	—
Contributions and advances to affiliates (a)	(78)	(54)
Proceeds from sale of investment	28	—
Maturity of other short-term investments	25	—
Other	—	(3)

Net cash used in investing activities	(161)	(69)

Issuance of long-term debt	318	—
Repayment of long-term debt	(103)	(16)
Dividends paid	(57)	(53)
Other	(4)	—

Net cash provided by (used in) financing activities	154	(69)

Effect of exchange rate changes on cash	1	2

Increase in cash and cash equivalents	$22	$69

(a)	Includes contributions to PO-11 joint venture and U.S. PO joint venture of $57 million and $23 million in the six-month periods ended June 30, 2003 and 2002, respectively.

LYONDELL CHEMICAL COMPANY

SELECTED FINANCIAL INFORMATION (UNAUDITED)

(Millions of dollars)

BALANCE SHEET INFORMATION	June 30, 2003	December 31, 2002
Cash and cash equivalents	$308	$286
Other short-term investments	19	44
Accounts receivable, net	381	396
Inventories	366	344
Prepaid expenses and other current assets	65	66
Deferred tax assets	35	35

Total current assets	1,174	1,171
Property, plant and equipment, net	2,596	2,369
Investments and long-term receivables:
Investment in Equistar	1,052	1,184
Investment in PO joint ventures	825	770
Receivable from LCR	229	229
Investment in LCR	1	68
Other investments and long-term receivables	78	98
Goodwill, net	1,135	1,130
Other assets, net	392	429

Total assets	$7,482	$7,448

Accounts payable	$396	$344
Current maturities of long-term debt	—	1
Other accrued liabilities	256	279

Total current liabilities	652	624
Long-term debt	4,150	3,926
Other liabilities	660	673
Deferred income taxes	807	881
Minority interest	148	165
Stockholders’ equity (161,867,168 and 160,413,144 shares outstanding respectively at June 30, 2003 and December 31, 2002)	1,065	1,179

Total liabilities and stockholders’ equity	$7,482	$7,448

	For the three months ended June 30, 2003	For the six months ended June 30, 2003
Investment in Equistar, beginning of period	$1,084	$1,184
Lyondell’s share of Equistar net loss	(32)	(132)

Investment in Equistar, end of period	$1,052	$1,052

Investment in LCR, beginning of period	$20	$68
Lyondell’s share of LCR net income	37	56
Cash distributions from LCR	(68)	(156)
Cash contributions to LCR	—	21
Contribution payable to LCR	2	2
Conversion of interest receivable from LCR to equity investment	10	10

Investment in LCR, end of period	$1	$1

LYONDELL CHEMICAL COMPANY

EQUISTAR CHEMICALS, LP

SELECTED FINANCIAL AND OPERATING INFORMATION (UNAUDITED)

	For the three months ended			For the six months ended
	June 30,		March 31, 2003	June 30,
	2003	2002		2003	2002
	(Millions of dollars)
INCOME STATEMENT INFORMATION
Sales and other operating revenues (a)	$1,597	$1,462	$1,641	$3,238	$2,598
Operating costs and expenses:
Cost of sales	1,519	1,390	1,688	3,207	2,552
Selling, general and administrative expenses	44	41	40	84	81
Research and development	10	9	9	19	18

Operating income (loss)	24	22	(96)	(72)	(53)
Interest expense, net	(53)	(50)	(49)	(102)	(102)
Other income (expense), net	(20)	—	(1)	(21)	1

Loss before cumulative effect of accounting change	(49)	(28)	(146)	(195)	(154)
Cumulative effect of accounting change (b)	—	—	—	—	(1,053)

Net loss (c)	$(49)	$(28)	$(146)	$(195)	$(1,207)

SELECTED FINANCIAL AND OPERATING INFORMATION
Sales and other operating revenues (a)
Petrochemicals segment	$1,481	$1,318	$1,536	$3,017	$2,311
Polymers segment	445	479	513	958	889
Intersegment eliminations	(329)	(335)	(408)	(737)	(602)

Total	$1,597	$1,462	$1,641	$3,238	$2,598

Operating income (loss)
Petrochemicals segment	$85	$79	$(32)	$53	$55
Polymers segment	(27)	(26)	(35)	(62)	(47)
Unallocated	(34)	(31)	(29)	(63)	(61)

Total	$24	$22	$(96)	$(72)	$(53)

EBITDA before cumulative effect of accounting change	$80	$96	$(19)	$61	$95

Sales Volumes (including intersegment sales) (millions) (a)
Selected petrochemical products:
Ethylene, propylene and other olefins (pounds)	3,723	4,393	3,921	7,644	8,530
Aromatics (gallons)	98	103	94	192	189
Polymers products (pounds)	1,143	1,593	1,397	2,540	3,101

(a)	Sales and other operating revenues include sales to affiliates. Sales volumes include sales volumes from sales to affiliates as well as intersegment sales volumes.
(b)	Concurrent with the adoption of SFAS No. 142, Equistar reviewed goodwill for impairment and concluded that the entire balance was impaired, resulting in the $1.1 billion charge.
(c)	As a partnership, Equistar is not subject to federal income taxes.

LYONDELL CHEMICAL COMPANY

EQUISTAR CHEMICALS, LP

SELECTED FINANCIAL INFORMATION (UNAUDITED)

(Millions of dollars)

BALANCE SHEET INFORMATION	June 30, 2003	December 31, 2002
Cash and cash equivalents	$143	$27
Accounts receivable, net (a)	559	625
Inventories	478	424
Prepaid expenses and other current assets	36	50

Total current assets	1,216	1,126
Property, plant and equipment, net	3,405	3,565
Investments	65	65
Other assets, net	343	296

Total assets	$5,029	$5,052

Accounts payable	$482	$459
Current maturities of long-term debt	31	32
Other accrued liabilities	176	223

Total current liabilities	689	714
Long-term debt	2,223	2,196
Other liabilities	391	221
Partners’ capital	1,726	1,921

Total liabilities and partners’ capital	$5,029	$5,052

	For the three months ended			For the six months ended
	June 30,		March 31, 2003	June 30,
OTHER INFORMATION	2003	2002		2003	2002
Cash flow from operations (a) (b)	$32	$(20)	$67	$99	$(139)
Capital expenditures	21	14	13	34	29

Depreciation and amortization:
Petrochemicals segment	$56	$53	$57	$113	$106
Polymers segment	14	15	16	30	29
Other	6	6	5	11	12

Total depreciation and amortization	$76	$74	$78	$154	$147

(a)	In consideration of discounts offered to certain customers for early payment for product delivered in June 2003, some receivable amounts were collected in June 2003 that otherwise would have been expected to be collected in July 2003, including $32 million from Occidental.
(b)	In consideration of discounts offered to certain customers for early payment for product delivered in March 2003, some receivable amounts were collected in March 2003 that otherwise would have been expected to be collected in April 2003, including $23 million from Lyondell and $46 million from Occidental.

LYONDELL CHEMICAL COMPANY

LYONDELL-CITGO REFINING LP

SELECTED FINANCIAL AND OPERATING INFORMATION (UNAUDITED)

	June 30, 2003	December 31, 2002
	(Millions of dollars)
BALANCE SHEET INFORMATION
Total current assets	$259	$357
Property, plant and equipment, net	1,269	1,312
Deferred charges and other assets, net	85	88

Total assets	$1,613	$1,757

Current maturities of long-term debt	$450	$—
Other current liabilities	363	514
Long-term debt	—	450
Loans payable to partners	264	264
Other liabilities and deferred credits	113	126
Partners’ capital	423	403

Total liabilities and partners’ capital	$1,613	$1,757

	For the three months ended			For the six months ended
	June 30,		March 31,	June 30,
	2003	2002	2003	2003	2002
	(Millions of dollars)
INCOME STATEMENT INFORMATION
Sales and other operating revenues (a)	$905	$838	$1,183	$2,088	$1,545
Operating costs and expenses:
Cost of sales	822	754	1,133	1,955	1,400
Selling, general and administrative expenses	16	14	12	28	26

Operating income	67	70	38	105	119
Interest expense, net	(9)	(7)	(10)	(19)	(15)

Net income (b)	$58	$63	$28	$86	$104

OTHER INFORMATION
Cash flow from operations	$111	$67	$58	$169	$128
Capital expenditures	13	20	15	28	42
Depreciation and amortization	29	30	28	57	59

EBITDA	$96	$100	$66	$162	$178

SELECTED OPERATING INFORMATION
Sales Volumes (including intersegment sales) (a)
Refined products (thousand barrels per day):
Gasoline	113	120	113	113	113
Diesel and heating oil	86	83	78	82	82
Jet fuel	16	14	21	19	18
Aromatics	7	9	9	8	9
Other refinery products	99	100	83	90	105

Total refined products volumes	321	326	304	312	327

Refinery Runs
Crude processing rates (thousand barrels per day):
Crude Supply Agreement	246	201	194	220	215
Other crude oil	28	58	52	40	45

Total crude oil	274	259	246	260	260

(a)	Includes revenues and volumes from sales to affiliates.
(b)	As a partnership, LCR is not subject to federal income taxes.

LYONDELL CHEMICAL COMPANY

SELECTED FINANCIAL AND OPERATING INFORMATION (UNAUDITED)

(Millions of dollars)

DAYS OF WORKING CAPITAL

Lyondell	June 30, 2003	March 31, 2003	December 31, 2002
Working Capital: (a)
Accounts receivable	$381	$412	$396
Inventories	366	352	344
Accounts payable (b)	(396)	(384)	(344)

Total	351	380	396
Add: Accounts receivable sold	81	81	65

Adjusted working capital	$432	$461	$461

Days of Working Capital:
Sales and other operating revenues for the three months ended	$913	$989	$890
Number of days in quarter	91	90	92
Sales per day	$10.0	$11.0	$9.7
Days of working capital (b) (c)	43	42	48

Equistar
Working Capital: (a)
Accounts receivable (d) (e)	$559	$563	$625
Inventories	478	461	424
Accounts payable	(482)	(519)	(459)

Total	555	505	590
Add: Accounts receivable sold	100	96	81

Adjusted working capital	$655	$601	$671

Days of Working Capital:
Quarterly sales revenue for the three months ended	$1,597	$1,641	$1,431
Number of days in quarter	91	90	92
Sales per day	$17.5	$18.2	$15.6
Days of working capital (c) (d) (e)	37	33	43

(a)	Defined as the major controllable components of working capital—receivables, inventories and payables. Receivables sold are added back for consistency as such amounts are included in sales and in the sales per day calculation. Management believes that this provides useful information to investors because it reflects Lyondell’s and Equistar’s responsibility for administration and collection of said amounts.
(b)	In March 2003, in consideration of discounts offered by Equistar for early payment, Lyondell paid certain Equistar product invoices totaling $23 million for product delivered in March 2003. Such amounts otherwise would have been expected to be paid in April 2003 and would have reduced days of working capital as of March 31, 2003 to 40 days.
(c)	Days of working capital are calculated as adjusted working capital divided by sales per day.
(d)	In consideration of discounts offered to certain customers for early payment for product delivered in June 2003, some receivable amounts were collected in June 2003 that otherwise would have been expected to be collected in July 2003, including $32 million from Occidental. Had such amounts been collected in July 2003, days of working capital as of June 30, 2003 would have been 39 days.
(e)	In consideration of discounts offered to certain customers for early payment for product delivered in March 2003, some receivable amounts were collected in March 2003 that otherwise would have been expected to be collected in April 2003, including $23 million from Lyondell and $46 million from Occidental. Had such amounts been collected in April 2003, days of working capital as of March 31, 2003 would have been 37 days.